Exhibit 5.1

Carey Olsen (Guernsey) LLP PO Box 98 Carey House Les Banques St Peter Port Guernsey GY1 4BZ Channel Islands T +44 (0)1481 727272 F +44 (0)1481 711052 E guernsey@careyolsen.com

Our ref                CA/JS/RDLH/1061186/0031/G12987715v1

Genius Sports Limited PO Box 656 East Wing Trafalgar Court Les Banques St Peter Port Guernsey GY1 3PP (the “Recipient”)	9 June 2021

Dear Sirs

Genius Sports Limited (the “Company”)

1.	INTRODUCTION

1.1

We have acted as Guernsey counsel to the Company in respect of certain matters of Guernsey law in connection with the filing of a registration statement on Form F-1, as amended, originally filed with the United States Securities and Exchange Commission (the “Commission”) on June 8, 2021 (File No. 333-256882) (such Registration Statement, as amended or supplemented and including the exhibits thereto, is hereinafter referred to as the “Prior Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and a registration statement pursuant to Rule 462(b) of the Act on Form F-1 filed with the Commission on June 9, 2021 (the “462(b) Registration Statement” and, together with the Prior Registration Statement, the “Registration Statements”).

1.2

The Registration Statements describe (i) certain transactions pursuant to a business combination agreement, dated as of October 27, 2020 (as such agreement may be amended, supplemented or otherwise modified, the “BCA”), entered into by the Company, dMY Technology Group, Inc. II, a Delaware corporation (“dMY”), Maven Topco Limited, a company incorporated under the laws of Guernsey (“TopCo”), Maven Midco Limited, a private limited company incorporated under the laws of England and Wales, Genius Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and dMY Sponsor II, LLC, a Delaware limited liability company and (ii) an offering of up to 25,300,000 ordinary shares, par value $0.01 per share, of the Company (the “Ordinary Shares”). These include (i) 13,000,000 new Ordinary Shares to be issued by the Company, (ii) 9,000,000 Ordinary Shares to be sold by the selling shareholders identified in the Registration Statements and (iii) up to 3,300,000 additional Ordinary Shares to be issued by the Company to the underwriters identified in the Registration Statements solely to cover overallotments (together, the “Shares”).

PARTNERS: A Alexander C Anderson A Boyce T Carey R Clark T Corfield D Crosland M Dunster K Friedlaender E Gray

D Jones N Kapp T Lane K Le Cras D Le Marquand B Morgan J Morgan CONSULTANTS: N Carey M Eades J Greenfield G Hall

The Guernsey limited liability partnership known as Carey Olsen (Guernsey) LLP is a limited liability partnership incorporated in Guernsey on 1 March 2018 with its registered office at Carey House, Les Banques, St Peter Port GY1 4BZ and registration number 95.

1.3

We are lawyers qualified to practise law in and to advise on the laws of Guernsey and we express no opinion as to any laws, rules or regulations other than the laws of Guernsey, in force as at the date of this opinion, or in relation to the content of the Registration Statements.

2.	INSPECTION

For the purposes of this opinion, we have examined originals, copies or certified translations, or have otherwise identified to our satisfaction such certificates and other documents, and have considered such questions of law, as we have deemed necessary or appropriate to enable us to render our opinion set out herein. The documents we have so examined include the following:

2.1	a copy of the certificate of incorporation of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company on file at the Registry on or about the date hereof (together the “Articles”);

2.3

a copy of the minutes of the meeting of the board of directors of the Company dated 18 December 2020 signed by the chairman of the meeting at which the directors of the Company resolved, among other things, to accept the terms and conditions of the BCA and to authorise any director of the Company to execute the BCA on behalf of the Company (the “Directors’ Resolutions”);

2.4

copies of the resolutions of the board of directors of the Company passed on 20 April 2021 and 7 June 2021 respectively by which the directors of the Company, inter alia, resolved to issue the relevant Shares (as applicable) in accordance, where relevant, with the Registration Statements and any underwriting agreement (together, the “Share Issuance Resolutions”);

2.5

the public records of the Company on file and available for the purposes of public inspection at the Registry on 8 June 2021 and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on 8 June 2021 (together the “Public Records”);

2.6	a copy of the register of directors of the Company dated 8 June 2021; and

2.7	the Registration Statements,

(2.1 to 2.7, together the “Documents”).

3.	ASSUMPTIONS

3.1	For the purposes of giving this opinion, we have with your permission assumed (and relied upon these assumptions):

3.1.1

the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.2

the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.3

that there are no provisions of the laws of any jurisdiction outside Guernsey which would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside Guernsey may be relevant, such laws have been or will be complied with (including without limitation, the obtaining of all necessary consents, licences, registrations, approvals and filings);

3.1.4

that the information and documents disclosed by our searches of the Public Records in Guernsey referred to in paragraph 2.5 above are accurate as at the date hereof and there is no information or document which had been delivered for registration, or which is required by the laws of Guernsey to be delivered for registration, which was not included in the Public Records;

3.1.5	that all factual representations, warranties and statements made or agreed to by the parties to the Registration Statements are true and accurate as of the date hereof;

3.1.6

that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of it entering into the transactions contemplated in the Registration Statements;

3.1.7	that there has not been, nor does there continue to be a reason for the Company to be struck off the register of companies at the Registry;

3.1.8

that all consents, exemptions, licences, registrations, approvals or authorisations of any person required in relation to the transactions contemplated or entered into under or pursuant to the Registration Statements, the execution and delivery of the documents referred to therein and the performance and observance of the terms thereof by the parties thereto (other than such consents, exemptions, licences, registrations, approvals or authorisations required of the Company under the laws and regulations of Guernsey) have been obtained and are in full force and effect at the date of this opinion; and

3.1.9	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion.

3.2	We have not independently verified the above assumptions.

4.	OPINION

On the basis of and subject to the foregoing and the observations and qualifications that follow and to matters not disclosed to us, we are of the opinion that the Shares are or, when issued (as applicable), will be validly issued, fully paid and non-assessable.

5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1

the term “non-assessable” has no equivalent legal term under Guernsey law and for the purpose of this opinion, “non-assessable” means that a holder of an Ordinary Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share;

5.2

information available in public registries in Guernsey is limited and in particular there is no publicly available record of charges or other security interests over the shares or assets of Guernsey companies (other than in respect of real property situated in Guernsey and Guernsey registered ships);

5.3

we offer no opinion as to whether the issue and/or transfer of the Shares pursuant to the terms set out in the Registration Statements by the Company or the performance by the Company of its obligations in respect thereof will result in any breach of or otherwise infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Incorporation) entered into by or binding on the Company;

5.4	we express no opinion as to any other law other than the laws of the Island of Guernsey in force at and as interpreted at the date of this opinion;

5.5

we do not give any opinion on the commerciality of any transaction contemplated or entered into by the Company in respect of the issue and/or transfer of the Shares. If in resolving to enter into the transactions the directors of the Company were not acting with a view to the best interests of the Company, they would be acting in breach of their duties as directors under the laws of Guernsey;

5.6	the search of the Public Records referred to in paragraph 2.5 above is not conclusively capable of revealing whether or not:

5.6.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.6.2	an order has been made or a resolution passed appointing a liquidator in respect of the Company,

as notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public record of the Company immediately;

5.7

there is no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”.

6.	GENERAL

6.1

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prior Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP
Carey Olsen (Guernsey) LLP